Exhibit 17.1

Skystar Bio-Pharmaceutical Company
Rm. 10601, Jiezuo Plaza
No. 4, Fenghui Road South,
Gaoxin District, Xian Province, P.R. China

To the Board of Directors of Skystar Bio-Pharmaceutical Company, a Nevada corporation:

I, Steve Lowe, hereby resign from the Board of Directors of Skystar Bio-Pharmaceutical Company (the “Company”), effective at the close of business on Friday, October 6, 2006. This resignation is not the result of any disagreement with or dispute over issues involving management of the Company.

Dated: October 6, 2006	/s/ Steve Lowe

Steve Lowe